Exhibit (a)(1)(G)

HOLLYWOOD MEDIA CORP. ANNOUNCES COMMENCEMENT

OF TENDER OFFER TO PURCHASE UP TO

9,000,000 SHARES OF ITS COMMON STOCK AT PRICE OF $2.00 PER SHARE

BOCA RATON, FL (January 18, 2011) – Hollywood Media Corp. (Nasdaq: HOLL) announced today that it has commenced a tender offer to purchase up to 9,000,000 shares of its common stock at a price of $2.00 per share, less any applicable withholding taxes and without interest.  The number of shares proposed to be purchased in the tender offer represents approximately 28.9% of the 31,179,066 shares of Hollywood Media Corp. common stock outstanding as of January 11, 2011.  On January 14, 2011, the last full trading day before commencement of the tender offer, the last sale price of Hollywood Media Corp.’s common stock reported on the NASDAQ Global Market was $1.8101 per share.

The tender offer will expire at 5:00 p.m., New York City time, on Tuesday, February 15, 2011, unless extended by Hollywood Media Corp.  Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer.  The tender offer is subject to a number of terms and conditions described in the Offer to Purchase and in the related Letter of Transmittal that are being distributed to shareholders.

On the terms and subject to the conditions of the tender offer, Hollywood Media Corp.’s shareholders will have the opportunity to tender some or all of their shares at a price of $2.00 per share.  If shareholders properly tender (and do not properly withdraw) more than 9,000,000 shares, Hollywood Media Corp. will purchase shares tendered on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase that is being distributed to shareholders.  Shareholders whose shares are purchased in the tender offer will be paid $2.00 per share, net in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer period.

As of January 13, 2011, Hollywood Media Corp. had approximately $27.1 million in cash and cash equivalents.  Hollywood Media Corp. will use a portion of its cash and cash equivalents to fund the tender offer.  The Information Agent for the tender offer is Innisfree M&A Incorporated.  The Depositary for the tender offer is American Stock Transfer & Trust Company, LLC.  The Offer to Purchase, Letter of Transmittal and related documents are being mailed to shareholders of record and also will be made available for distribution to beneficial owners of Hollywood Media Corp. common stock.  For questions and information, please call the Information Agent toll free at 1-888-750-5834.

None of Hollywood Media Corp., its Board of Directors, any member or committee of its Board of Directors, the Information Agent or the Depositary is making any recommendations to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must make their own decisions as to how many shares they will tender, if any.  In so doing, shareholders should read and evaluate carefully the information in the Offer to Purchase and in the related Letter of Transmittal.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF HOLLYWOOD MEDIA CORP. COMMON STOCK.  THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT HOLLYWOOD MEDIA CORP. WILL SHORTLY BE DISTRIBUTING TO ITS SHAREHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.  SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER.  SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT HOLLYWOOD MEDIA CORP. WILL SHORTLY BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.  SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Hollywood Media Corp.

Hollywood Media Corp. (Nasdaq: HOLL) is comprised primarily of an Ad Sales division including Hollywood Media Corp.’s minority interest in MovieTickets.com, UK Theatres Online (formerly known as CinemasOnline), and an Intellectual Property division.

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Note on Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws.  The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth, our ability to realize anticipated revenues and cost efficiencies, the impact of potential future dispositions or other strategic transactions by Hollywood Media Corp., our ability to develop and maintain strategic relationships, technology risks, the volatility of our stock price, changes in facts and circumstances and other uncertainties concerning the completion of the tender offer, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2009.  Such forward-looking statements speak only as of the date on which they are made.  Further information about these matters can be found in our Securities and Exchange Commission filings.  Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

Contact:
Investor Relations Department
Hollywood Media Corp.
L. Melheim
ir@hollywoodmedia.com
561-998-8000